EXHIBIT 11

HEALTHSOUTH Corporation and Subsidiaries
Computation of Income Per Share (Unaudited)
In thousands, except for per share data

                                                                                   Year Ended December 31,
                                                                             ---------------------------------
                                                                                1992        1993        1994
                                                                             ----------   ---------   --------
PRIMARY:
Weighted average common shares outstanding                                      31,945      33,003      33,727
Net effect of dilutive stock options                                             2,473       1,714       4,211
                                                                              --------    --------    --------
    Total Common and Common Equivalent Shares                                   34,418      34,717      37,938
                                                                              ========    ========    ========
Net Income                                                                    $ 34,594    $ 13,592    $ 53,225
                                                                              ========    ========    ========
Net income per common and common
  equivalent share                                                            $   1.01    $    .39    $   1.40
                                                                              ========    ========    ========
FULLY DILUTED:
Weighted average common shares outstanding                                      31,945      33,003      33,727
Net effect of dilutive stock options                                             2,473       1,714       4,211
                                                                              --------    --------    --------
                                                                                34,418      34,717      37,938
Assumed conversion of 5% Convertible
  Subordinated Debentures due 2001                                                  (1)         (1)      2,361
                                                                              --------    --------    --------
     Total Common and Common Equivalent
       Shares, Fully Diluted                                                      --          --        40,299
                                                                              ========    ========    ========
Net Income                                                                    $ 34,594    $ 13,592    $ 53,225


Elimination of interest and amortization on 5% Convertible
  Subordinated Debentures Due 2001, less the related effect on the
  provision for income taxes                                                      --          --         2,927
                                                                              --------    --------    --------
Net income, fully diluted                                                         --          --      $ 56,152
                                                                              ========    ========    ========
Net income per common and common equivalent
  share                                                                           --          --      $   1.39
                                                                              ========    ========    ========

(1) There were no other potentially dilutive securities outstanding for this period.

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